EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-93572, 33-97712, 333-08985, 333-13519, 333-24165, 333-31183,
333-39247 and 333-43745 and Form S-8 Nos. 333-12117, 333-29759 and 333-29763)
and related Prospectuses of Highwoods Properties, Inc. and in the Registration Statement (Form S-3 No. 333-31183-01) and related Prospectus of Highwoods/Forsyth Limited Partnership of our reports dated January 16, 1998 with respect to the statements of revenues and certain expenses of Shelton Properties, Riparius Properties and Winners Circle for the year ended December 1, 1996 included in the Current Report on Form 8-K of Highwoods Properties Inc. dated November 17, 1997, filed with the Securities and Exchange
Commission.

                                        /s/ ERNST & YOUNG LLP

Raleigh, North Carolina
January 30, 1998